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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement of Universal Compression Holdings, Inc., on Form S-1 of our report on the financial statements of Universal Compression Holdings, Inc. and subsidiary for the years ended March 31, 2000 and 1999 and for the period from December 12, 1997 (inception) through March 31, 1998 dated April 28, 2000 and our report on the financial statements of Tidewater Compression Service, Inc. for the period from April 1, 1997 through February 20, 1998 dated June 1, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Houston, Texas
May 2, 2000